Exhibit 99.1

Media Contact:
Ryan Leverenz
Director, Corporate Communications
(415) 999-1418
pr@crailar.com

Investor Contact:
Rick Anguilla
Guidance Counsel
(503) 820-3565
ir@crailar.com

Corporate Officer:
Guy Prevost
CFO
(866) 436-7869
ir@crailar.com

REVISED PRODUCTION DATE FOR CRAILAR IN PAMPLICO

Facility Adjustments Continue Into New Year

Victoria, B.C. and Portland, Ore. (December 28, 2012) CRAiLAR Technologies Inc. ("CL" or the "Company") (TSXV: CL) (OTCBB: CRLRF), which produces and markets CRAiLAR®, a natural fiber made from flax and other bast fibers, has revised its estimated production start date at its new Pamplico, S.C. facility from Friday, December 28 to a targeted timeframe of mid January.

The delay has been attributed to safety and compliance within the water and fire protection systems in the building. Additional customization to communications equipment is also being worked on in order to safely operate the production line. The Company continues to work with the facility engineers onsite to ensure maximum safety and efficiency in the newly installed production line, which was commissioned mid-December.

"While we targeted a start-date prior to the end of the year, we will not compromise the safety of our team, the investment to-date or quality of product in order to meet a date that we set internally as a goal," said Ken Barker, CEO of CRAiLAR Technologies. "Our on-site activities continue in earnest, we are targeting mid January and will provide an update when appropriate."

About CRAiLAR Technologies Inc.
CRAiLAR® Technologies Inc., previously Naturally Advanced Technologies Inc., offers cost-effective and environmentally sustainable natural fiber in the form of flax, hemp and other bast fibers for use in textile, industrial, energy, medical and composite material applications. Produced using a fraction of water and chemical inputs compared with other natural fibers, CRAiLAR Flax is the newest natural fiber introduction to the market in decades. The Company supplies its CRAiLAR Flax to HanesBrands, Georgia-Pacific, Brilliant Global Knitwear, Tuscarora Yarns and Target Corp. for commercial use, and to Levi Strauss & Co., Cintas, Carhartt, Ashland, PVH Corp. and Lenzing for evaluation and development. The Company was founded in 1998 as a provider of environmentally friendly, socially responsible clothing. For more information, visit www.crailar.com.

ADVISORY: This press release contains forward looking statements which may include statements concerning completion of any proposed acquisitions, capital programs, debt, funds flow from operations, and the anticipated use of the net proceeds of the Private Placement. Although CL believes that the expectations reflected in these forward looking statements are reasonable, undue reliance should not be placed on them because CL can give no assurance that they will prove to be correct. Since forward looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. Any proposed acquisition may not be completed if required approvals or some other condition to closing is not satisfied. Accordingly, there is a risk that any proposed acquisition or offering will not be completed within the anticipated time or at all. The intended use of the net proceeds of the Private Placement by CL might change if the board of directors of CL determines that it would be in the best interests of CL to deploy the proceeds for some other purpose.

The forward looking statements contained in this press release are made as of the date hereof and CL undertakes no obligations to update publicly or revise any forward looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

The TSX Venture Exchange has neither approved nor disapproved the contents of this press release.

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